As Filed with the Securities and Exchange Commission on June 29, 2017

Registration Number 333-153035

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOCAP, INC.

(Exact name of registrant as specified in its charter)

Nevada	01–0721929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

112 N. Walnut Street
PO Box 489
Jefferson, Texas 75657-0489
(Address of principal executive offices)

903-926-1287

(Registrant’s telephone number)

2017 Non-Statutory Stock Option Plan

(Full title of the Plan)

Frank J. Hariton, Attorney-at-Law

1065 Dobbs Ferry Road

White Plains, New York 10607

914-674-4373; (fax) 914-693-2963

(Name, address and telephone number of agent for service.)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock
Par Value - $.001	15,000,000	$.01	$17.39

1.Registration fee has been calculated based on the price paid for all issued shares. Pursuant to Rule 457 (h) , the offering price of such shares is estimated solely for the purpose of determining the registration fee.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 1. Plan Information.

Innocap, Inc., (hereafter, the “Registrant” or the “Company”) has adopted its 2017 Non-Statutory Stock Option Plan (hereinafter referred to as the “Plan”), the nature and purpose of which is to compensate the Company’s officers, directors, employees, and consultants (hereafter, collectively, “Participants” or individually a “Participant”) for services rendered to the Company and to generate an increased incentive to contribute to the progress of the Company. The Plan is attached as an exhibit to this filing and provides for the issuance of up to 15,000,000 shares of the Registrant’s common stock (par value $.001) in connection with common stock purchase options granted under the Plan (grants of common stock purchase options are hereafter generically referred to as “Awards.” Awards under the Plan may be made at any time up until July 25, 2027 (the “Plan Expiration Date”).

The Company's Board of Directors ("Board") may appoint and maintain as administrator of this Plan the Compensation Committee (the "Committee") of the Board which shall consist of at least three members of the Board. Until such time as the Committee is duly constituted, the Board itself shall have and fulfill the duties herein allocated to the Committee. The Committee shall have full power and authority to designate Plan participants, to determine the provisions and terms of respective Awards (which need not be identical as to number of shares covered by any Award, the method of exercise as related to exercise in whole or in installments, or otherwise), including the Award price, and to interpret the provisions and supervise the administration of this Plan.

The purchase price of each share of Stock placed under Award shall be determined by the Board not be less than ten percent (10%) of the fair market value of such share on the date the Award is granted or more than the fair market value of such share on the date the Award is granted.

The Stock subject to this Plan shall consist of un-issued shares or previously issued shares reacquired and held by the Company or any Affiliated Corporation, and such amount of shares shall be and is hereby reserved for sale for such purpose.

The Award exercise period shall be a term determined by the Committee but not for a period of more than ten (10) years from the date of grant.

The Plan is not qualified under Section 401(a) of the Internal Revenue Code. To the extent a Participant receives an Award of common stock purchase options with an exercise price below the fair value of the underlying common stock, such Participant may recognize ordinary income with respect to the difference between the exercise price and fair value. To the extent that a Participant receives an Award of common stock, the Participant will recognize ordinary income equal to the aggregate fair market value of the shares issued to the Participant as of the date of issuance.

The termination of a Participant’s directorship, employment, consulting relationship may result in the forfeiture of any unvested portion of an Award granted under the Plan. Moreover, any Award of common stock purchase options must be exercised within six months of the cessation of a Participant’s directorship, employment, or consulting relationship with the Company, as applicable. In the case of a Participant’s death, such exercise period is extended an additional six months. In the case of a Participant’s termination or removal for “cause” as defined in the Plan, any unvested portion of an Award of common stock purchase options or other securities shall be immediately forfeited to the Company.

Item 3. Incorporation of Certain Documents by Reference.

The following documents are hereby incorporated by reference in the Registration Statement:

(a)the Registrant’s Annual Report on Form 10-K (including amendments thereto) for the fiscal year ended January 31, 2017, as filed with the SEC; and

(b)all other reports filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since January 31, 2017.

In addition to the above, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interest of Named Experts and Counsel.

Neither Frank J. Hariton, Esq., counsel, nor GBH CPAs, PC have any shares of our common stock.

Item 6. Indemnification of Directors and Officers.

The statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he or may incur in his or her capacity as such, is as follows:

(a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

(b) The Registrant's Articles of Incorporation provides that the Registrant shall indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO HE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT IS THEREFORE UNENFORCEABLE.

In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

None

Item 8. Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

Item 9. Undertakings.

a. The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

iii.To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

iv.Provided, however, that paragraph a.1.i. and a.1.ii. shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 124c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

d. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Jefferson, Texas on July 26, 2017.

INNOCAP, INC.

/s/ Paul Tidwell

By: Paul Tidwell

President and Chief Financial Officer

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number	Description

10.3	Innocap, Inc. 2017 Nonstatutory Stock Option Plan and form of Stock Option Agreement.
5.1	Opinion of Frank J. Hariton, as to legality of securities being registered
23.2	Consent of Frank J. Hariton (contained in Exhibit 5.1)